Exhibit 99.1

CONOLOG REPORTS RESULTS FOR THE
FISCAL QUARTER ENDED October 31, 2007

Somerville, NJ – December 14, 2007: Conolog Corporation (NASDAQ: CNLG) announced today the results for the three months ended October 31, 2007.

Product revenues increased 45% for the first fiscal quarter ended October 31, 2007 to $184,553 compared to $127,661 in the fiscal quarter ended October 31, 2006.

Selling, General and Administrative for the three months ended October 31, 2007 were $872,387, inclusive of research, development costs and marketing costs for the new CM-100 platform.

Other expenses for the three-month period included a non-cash expense related to the induced debenture conversion cost of $944,362; and non-cash charges of $705,088 for deferred debenture discount and $335,108 for deferred debenture discount and costs.

As a result of the foregoing, the Company reported a net loss from operations of ($0.68) per share compared to ($0.41) per share for the quarters ended October 31, 2007 and 2006 respectively.

About Conolog Corporation

Conolog Corporation is a provider of digital signal processing and digital security solutions to electric utilities worldwide. The Company designs and assembles electromagnetic products to the military and provides engineering and design services to a variety of industries, government organizations and public utilities nationwide. The Company’s INIVEN division is a provider of a line of digital signal processing systems, including transmitters, receivers and multiplexers.

Forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the Company’s products, increased levels of competition, new products introduced by competitors, and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.